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                                                                    Exhibit 99.1



            News Release
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[PAXAR LOGO]

           Paxar Corporation                    For additional
           105 Corporate Park Drive             information contact:
           White Plains, NY 10604               Bob Powers
           914.697.6800                         Vice President
                                                Investor Relations
                                                914.697.6862


For Immediate Release

                           PAXAR ACQUIRES THE BUSINESS
                             OF ALKAHN LABELS, INC.


WHITE PLAINS, NY, September 4, 2003 - Paxar Corporation (NYSE: PXR) today announced that it has acquired the business and assets of Alkahn Labels, Inc. ("Alkahn"), including all of the equity of Alkahn-Hong Kong Limited, for $25 million plus the assumption of certain trade liabilities. Alkahn, which produces woven labels at facilities in West Virginia, South Carolina and Hong Kong, had sales in 2002 of approximately $45 million.

Mr. Arthur Hershaft, Chairman and Chief Executive Officer of Paxar, said, "Alkahn is a company that has a long history and a great reputation as a leader in the U.S. woven label business. This acquisition, which will afford many synergies and cost reduction opportunities, is strategically significant in that it will provide us with an exceptionally strong platform to grow our woven label business. Woven labels are a critical part of Paxar's product offering because they support the brand image for many of our customers."

Mr. Philip Kahn, President of Alkahn, said, "Paxar has established a very strong global footprint that can provide woven labels everywhere the customer needs to be supplied. In addition, Paxar's broad range of apparel identification and tracking products will enhance the products and services presently sold by Alkahn. As a result, I am confident that by becoming part of the Paxar family, Alkahn will be able to deliver significantly greater value to our customers."

Mr. Max Kahn, Chairman and Chief Executive Officer of Alkahn, commented, "As we evaluated our options, we realized that Alkahn would fit best as part of the Paxar organization because we share the same customer-oriented, entrepreneurial culture. I am pleased that Philip and his management team will play a significant role in managing Paxar-Alkahn's U.S. woven label business."

                                     -more-


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PAXAR-Page 2


Paxar is a global leader in providing innovative merchandising systems to retailers and apparel manufacturers. Paxar's concept to checkout capabilities, leadership in products and technology, global manufacturing operations, worldwide distribution network and brand recognition are enabling the Company to expand its competitive advantage and market share.


Statements in this release about the future outlook related to Paxar Corporation involve a number of factors affecting the Company's businesses and operations, which could cause actual future results to differ materially from those contemplated by forward-looking statements. Forward-looking statements include those indicated by words such as "project" and "expect." Affecting factors include general economic conditions and the performance of the Company's operations within its prevailing business markets around the world, as well as other factors set forth in Paxar's 2002 Form 10-K Annual Report.




                          For more information on Paxar
                     call Investor Relations - 914.697.6862
                         or visit our Company's Web site
                                  www.paxar.com